Exhibit (h)(ii)

Exhibit A to the Transfer Agent Servicing Agreement

Fund Names

Separate Series of TrimTabs ETF Trust

Name of Series
TrimTabs All Cap International Free-Cash-Flow ETF
TrimTabs Float Shrink ETF